                                                                                                       EXHIBIT 10.5

                       PRODUCT SALES, INVENTORY MANAGEMENT
                         AND ORDER FULFILLMENT AGREEMENT

         This PRODUCT SALES, Inventory Management and ORDER Fulfillment
Agreement (this "Agreement") is entered on September 1, 2004, by and between AF
Services, Inc., a Delaware corporation ("AF Services"), and eCOST.com, Inc., a
Delaware corporation ("eCost").

         WHEREAS, eCost obtains certain purchasing, inventory management and product fulfillment services from AF Services, and purchases certain products from AF Services;

         WHEREAS, eCost is considering an initial public offering of its Common Stock ("IPO"); and

         WHEREAS, eCost desires to continue to obtain certain purchasing, inventory management and product fulfillment services from AF Services and to purchase products from AF Services, and AF Services desires to continue to provide such services and sell such products to eCost, as more fully set forth herein.

         NOW, THEREFORE, in consideration of the promises and mutual covenants described herein, the parties agree as follows:

ARTICLE I

                        ENGAGEMENT OF AF SERVICES; DUTIES

1.1 Engagement. Effective as of the closing date of the IPO (the "Effective
Date"), eCost hereby retains AF Services to perform the Inventory Management
Services (as defined below) and the Fulfillment Services (as defined below), including such activities as may be related, ancillary, or necessary to perform such Inventory Management Services and Fulfillment Services (collectively, the
"Services").

1.2      Duties and Rights.

(a)      AF Services Obligations.

(i)      AF Services hereby covenants and agrees that it shall, during the term of this Agreement, perform the Services. AF Services further covenants and agrees that it shall maintain accurate records and accounts of all transactions relating to the Services performed pursuant to this
         Agreement. Such records and accounts shall contain such information as would normally be examined by an independent accountant in performing a complete audit pursuant to United States generally accepted auditing standards for the purpose of certifying financial statements, and as would normally be required by a government taxing authority in order to verify provision of the Services.

(ii)     AF Services shall perform the Services pursuant to this Agreement in a manner and at a level of service substantially similar to that provided by AF Services to eCost prior to the date hereof and shall exercise the same care and skill as it exercises in performing similar services for other subsidiaries of PC Mall. In the event AF Services engages third parties to perform one or more Services under the supervision of AF
         Services pursuant to Section 1.2(c), AF Services shall cause such third parties to perform such Service under the same applicable performance standard.

(b)      eCost Obligations. eCost hereby covenants and agrees that it shall pay
         AF Services for Services in accordance with Article III of this
         Agreement. eCost further covenants and agrees that it shall provide AF
         Services with all documents and information necessary for AF Services to perform the Services pursuant to this Agreement. To the extent required, eCost shall authorize AF Services to perform such actions as may be necessary for the performance of the Services.

(c)      Right to Subcontract. In the performance of its obligations hereunder,
         AF Services shall have the right, in its sole discretion, to subcontract its rights and responsibilities to any third party, provided that AF Services shall remain responsible for the performance of any such third party.

(d)      No Additional Resources. Unless otherwise agreed in writing, AF
         Services shall not be required to perform the Services at a level that is substantially greater than the level of use required by eCost immediately prior to the Effective Date. Without limiting the foregoing, in connection with the performance of the Services, in no event shall AF Services be required to hire any additional employees, maintain the employment of any specific employee or purchase, lease or license any additional equipment or intellectual property.

1.3 Independent Contractors. The relationship of AF Services and eCost is that of a vendor and vendee and of independent contractors. Nothing contained in this
Agreement shall be construed to (a) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking; (b) create the relationship of principal and agent between the parties; (c) prevent AF Services from entering into any other business; or (d)
allow AF Services to create or assume obligations on behalf of or in the name of
eCost. Except as provided herein, all financial obligations associated with each party's businesses are the sole responsibility of each respective party, and nothing in this Agreement is intended to make either party responsible for the financial obligations of the other.

1.4 Additional Services. From time to time after the Effective Date, the parties may identify additional services that AF Services will provide to eCost in accordance with the terms and conditions of this Agreement ("Additional
Services"). The parties shall create an Exhibit for each Additional Service setting forth a description of the Additional Service, the charge, if any, applicable thereto, and any other applicable terms and conditions with respect to such Additional Service. In order to become a part of this Agreement, such
Exhibit must be executed by a duly authorized representative of each party, at which time such Additional Service shall be deemed to constitute a "Service" for purposes hereof and shall be subject to the terms and conditions of this
Agreement. For the avoidance of doubt, the parties may, but shall not be required to, agree on Additional Services during the term of this Agreement.
Notwithstanding anything to the contrary in the foregoing or elsewhere in this
Agreement, any service actually performed by AF Services upon a written or verbal request by eCost in connection with this Agreement shall be deemed to constitute a "Service" for purposes of Sections 5.1 and 5.2.

1.5      Cooperation; Consents; Alternatives.

(a) Cooperation and Consents. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services, including, without limitation, cooperating in connection with obtaining all consents, approvals licenses or sublicenses reasonably necessary in order for AF Services to perform the Services. eCost shall be solely responsible for any costs incurred by AF Services in connection with obtaining such consents or approvals or procuring such licenses or sublicenses.

(b) Alternatives. In the event that AF Services reasonably believes that it is unable to provide any Service because of a failure to obtain any consent, approval, license or sublicense, the parties shall in good faith discuss and agree to an alternative approach; provided that, in no event shall AF Services be required to provide such Service until such time that the parties have agreed to an alternative approach or the relevant consent, approval, license or sublicense has been obtained. eCost shall be solely responsible for any increased cost in providing a Service resulting from any agreed alternative approach.

1.6 Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in that certain Master Separation and
Distribution Agreement (the "Master Separation and Distribution Agreement"), by
and between PC Mall, Inc., a Delaware corporation ("PC Mall") and eCost, dated as of the date hereof.

ARTICLE II

                INVENTORY AND FULFILLMENT SERVICE; PRODUCT SALES

2.1 Inventory Management Services. AF Services shall provide the following inventory management services ("Inventory Management Services") to eCost: (a)
receiving, processing and analyzing data, that eCost shall regularly provide and update, regarding eCost's past product sales and projected future sales; (b)
maintaining sufficient inventory and packing materials to meet eCost's projected order volumes; (c) maintaining sufficient warehouse facilities, equipment, employees, vendor relationships, information technology, and all other equipment, training, personnel, and facilities to monitor, maintain, receive, inspect, record, manage, track, and access efficiently the inventory warehoused by AF Services; (d) maintaining sufficient quality control programs as are necessary to ensure that products sold by AF Services to eCost under this
Agreement conform to eCost's requirements and meet eCost's specifications as to appearance, performance, reliability, durability, technical specifications and branding (as such requirements and specifications are provided by eCost to AF
Services from time to time); and (e) on a periodic basis, preparing and providing to eCost inventory reports, logs, and other data compilations that the parties agree are reasonably required by eCost in connection with the conduct of its business.

2.2 Fulfillment Services. AF Services shall fulfill customer orders generated by
eCost's phone order, mail order and Internet business ("Fulfillment Services")
in accordance with the following:

(a) Fulfillment by AF Services. Upon receipt of instructions for fulfillment from eCost for any particular customer order, AF Services shall timely perform all picking, packing, shipping and tracking functions necessary to fulfill the order in a manner that meets or exceeds specifications agreed upon in writing by the parties.

(b) Shipping Expenses and Materials. Shipping expenses, including national carrier premium service rates such as USPS Priority Mail, UPS expedited delivery services, and FedEx will be billed to eCost at actual cost, and all shipping materials including packaging and labels, shall be billed to eCost at AF
Services' prorated cost, consistent with historical practices.

(c) Packing Lists and Shipping Notices. All packing lists and shipping notices shall contain the applicable customer purchase order number. AF Services shall include a packing list with each Product (as defined in Section 2.3 below)
shipment to eCost's customers.

(d) Return Instructions. eCost and AF Services shall instruct eCost's customers to direct their Product returns to an address of AF Services. AF Services shall process all returns, including performing all necessary inspection, recording, restocking, warehousing, and inventory maintenance functions.

(e) Returns. Upon AF Services' receipt of a returned Product from an eCost customer, such returned Product shall be accepted in accordance with the terms and conditions of this Agreement and eCost's return practices and policies (as such practices and policies are provided to AF Services in writing from time to time). Upon receipt of an original condition returned Product from an eCost customer, AF Services may place such returned Products in inventory in the absence of any noticeable wear, damage, defect in design, workmanship, materials, merchantability, or fitness for the purpose for which the Product was intended. AF Services shall bear the risk of such defects subject to its rights under warranties received from vendors. Products which are returned by eCost's customers, but because of customer use or abuse, or damage occurring in return shipping, are not in a condition to be placed in inventory and resold as new, shall be held by AF Services for liquidation or disposal of such Products. Each
Product returned and placed in inventory shall be subject to a restocking fee as set forth in Schedule 1. For all Product returns, title to such Product and all packaging materials shall pass back to AF Services, and AF Services agrees to credit the cost of such Product to eCost, less any discounts or other price reductions obtained by AF Services.

(f) Notification. If AF Services has reason to believe that a delivery, in whole or in part, will not be made as directed by eCost, either because of AF
Services' actions or failure to act, or because of circumstances beyond AF
Services' control, AF Services shall as soon as reasonably practical notify
eCost of that fact and the reasons therefor.

(g) Coordination. eCost and AF Services shall comply with the Federal Trade
Commission's "Mail Order Rule" and "Telemarketing Sales Rule," and other federal and state trade regulations, and shall coordinate their efforts to such end.

2.3 Product Sales. AF Services shall purchase on its own account, and take into inventory for storage, protection and retrieval, sufficient goods (each good, a
"Product;" and collectively, "Products") to meet the projected sales requirements of eCost based upon data provided by eCost to AF Services in accordance with Section 2.1(a) of this Agreement. AF Services shall warehouse each such Product until directed by eCost to ship such Product directly to consumers or to eCost, or until AF Services makes reasonable demand upon eCost to accept shipment of Excess Inventory (as defined below) pursuant to Section
2.3(g) of this Agreement.

(a)      Product Sales. A Product sale from AF Services to eCost ("Product
         Sale") shall be deemed to have occurred upon either of the following events (whichever occurs earlier):

(i)      AF Services' delivery of a Product from its warehouse to a common carrier, following its receipt from eCost or eCost's customer of a
         Product order and accompanying delivery instructions; or

(ii)     delivery of a Product to eCost following demand by AF Services for
         eCost to accept shipment of Excess Inventory pursuant to Section 2.3(g)
         of this Agreement.

(b)      Title and Risk of Loss. In the event of a Product Sale, AF Services shall retain all right and title to the applicable Product and packaging materials until immediately after the delivery thereof to a common carrier for shipment to eCost or eCost's customer, at which time title shall pass to eCost or eCost's customer, respectively. Risk of physical loss for all Products and packaging materials shall be borne by the party holding title at the time of such loss.

(c)      Cost. With respect to each Product sold to eCost, eCost agrees to pay
         AF Services the cost of such goods in inventory at the time of shipment, as reasonably determined by AF Services, net of the value of any special discounts or incentives obtained by AF Services in connection with its acquisition of such Product, consistent with historical practices.

(d)      Payment. Payment by eCost for Products purchased from AF Services shall be governed by Article III.

(e)      Warranties. With respect to Products sold by AF Services to eCost, AF
         Services shall assign or pass through, as permitted, all warranty and indemnification rights which it receives from vendors to eCost. AF
         Services shall ensure that Product warranties obtained by AF Services from its vendors survive delivery to and return from any customer. AF
         Services shall make reasonable attempts to secure from vendors warranties that are transferable to the eCost customer and provide that the applicable Products (i) are free from defects in design, workmanship, and materials, (ii) conform to eCost's specifications, and
         (iii) are of merchantable quality and fit for the purposes for which they are intended.

(f)      Compliance with Laws; Consents. Each party shall comply with all applicable federal, state and local laws and take reasonable steps to ensure that all Products sold to eCost for resale to consumers can be lawfully sold to eCost. eCost shall comply with all applicable federal, state and local laws in connection with the re-sale of Products to its customers. AF Services shall, at its sole cost and expense, obtain and maintain in effect all permits, licenses, and other consents necessary to sell Products to eCost in accordance with this Section 2.3, and
         eCost shall, at its sole cost and expense, obtain and maintain in effect all permits, licenses and other consents necessary to sell
         Products to its customers.

(g)      Excess Inventory. eCost acknowledges that market uncertainties or
         eCost's errors in projection of future sales may result in excess
         Products being acquired by AF Services for resale to eCost. In the event that AF Services has in its possession, at the end of a customary sales season, Products purchased by AF Services based upon reasonably calculated projections using data provided by eCost for which it has not received Product orders (such Products, "Excess Inventory"), AF
         Services shall have the right to demand that eCost purchase all or any portion of such Excess Inventory, and eCost agrees to purchase from AF
         Services all or any portion of such Excess Inventory upon demand by AF
         Services. Alternatively, and at its option, AF Services may dispose of such Excess Inventory through any other means, including sale to
         eCost's competitors. However, should AF Services elect not to exercise its right to require eCost to purchase Excess Inventory pursuant to this Section 2.3(g) within forty-five (45) days of the end of the applicable customary sales season, eCost shall have no further responsibility or liability for such Excess Inventory.

ARTICLE III

                                      FEES

3.1 Fees for Services; Invoices. AF Services shall invoice eCost for Services on a monthly basis. Invoices shall specify the monthly fee for, and provide reasonable detail regarding, the Services rendered during the previous month.
Fees, costs and charges for the Services set forth on Schedule 1 shall be in accordance with such Schedule. Invoices shall also include any adjustments required for credits or Product returns that were given or occurred during the previous month, in accordance with Section 3.2 of this Agreement. AF Services'
invoices shall be due and payable not later than fifteen (15) days after the date of the invoice.

3.2 Products. For each Product Sale, eCost shall pay AF Services within two (2)
business days after receipt of shipment confirmation of the applicable Product.
Shipment confirmation may be transmitted by electronic mail or other agreed electronic means. Each month, AF Services will adjust the amount paid or payable by eCost for Product Sales to take into account Product returns and applicable credits, with any such adjustments reflected in the invoice for Services delivered in accordance with Section 3.1 above.

3.3 Excess Inventory. Promptly after delivering a demand to purchase Excess
Inventory in accordance with Section 2.3(g), AF Services shall deliver to eCost an invoice for such Excess Inventory. Such invoice shall be due and payable within fifteen (15) days after the date of the invoice.

3.4 Manner of Payment; Late Payments. Payments by eCost to AF Services under this Agreement shall be made by electronic fund transfers or other mutually accepted means. Late payments under this Article III shall bear interest at the prime rate plus two percent (2%) per annum or the maximum amount permitted by applicable law, whichever is less.

3.5 Taxes. All amounts payable for Services hereunder are exclusive of any taxes. All taxes and other charges imposed by any taxing authority on any
Service shall be added to the appropriate invoice and shall be payable by eCost in accordance with Section 3.1.

3.6 Audit Adjustments. In the event of a tax audit adjustment relating to the pricing of any Service provided pursuant to this Agreement in which it is determined by a taxing authority that any of the fees charged hereunder, individually or in combination, did not constitute an arm's length payment, the parties will in good faith discuss and agree to make adjustments to the applicable fees in order to achieve arm's length pricing. Any adjustment made pursuant to this Section 3.6 shall be reflected in each party's books and records, and shall create a right to receive payment, in the case of the party that either overpaid or was under-compensated (as applicable), and an obligation to make payment, in the case of the party that either underpaid or was over-compensated (as applicable), in accordance with Section 3.1.

ARTICLE IV

                               terM; TERMINATION;
                   oBLIGATIONS OF AF SERVICES UPON TERMINATION

4.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until the earlier to occur of (a) the closing of a distribution by PC Mall of all of the issued and outstanding common stock of eCost in accordance with the Master Separation and Distribution Agreement and (b) one (1)
year following the Effective Date, unless earlier terminated as provided in
Section 4.2 below.

4.2 Events of Termination. This Agreement shall be terminated upon the occurrence of any of the following events:

(a) The mutual agreement of eCost and AF Services;

(b)      Ninety (90) days advance written notice, with or without cause, by eCost to AF Services; or

(c) Thirty (30) days advance written notice of non-payment from AF Services to
eCost, unless eCost pays all overdue amounts, together with interest, within twenty-one (21) days of such notice.

4.3 Termination Obligations. Termination or expiration of this Agreement shall not affect, negate or obviate any obligation of either party to the other arising prior to the date of such termination or expiration. By a date that is reasonably practical prior to the date of termination or expiration of this
Agreement, AF Services shall transfer to eCost all data, records, files and other information, in whatever format maintained, solely concerning eCost and the performance of the Services. AF Services shall provide reasonable access to such data, records, files and other information, and shall support eCost and respond to eCost inquiries as reasonably necessary to allow eCost to understand, interpret and use all such data, records, files and information, so that eCost may provide for, after the date of such termination or expiration, the performance of the Services by either itself or a third party.

4.4 Survival. The terms and conditions of the following provisions will survive the termination or expiration of this Agreement: Article III; Sections 1.4, 4.3,
4.4, 5.1, 5.2 and 5.4; Article VII; and Article VIII.

ARTICLE V

                            LIMITATION OF LIABILITY;

5.1 Limitation of Liability. EXCEPT WITH RESPECT TO LOSSES OR DAMAGES ACTUALLY
SUFFERED OR INCURRED BY ECOST AS A RESULT OF AF SERVICES' WILLFUL MISCONDUCT OR
GROSS NEGLIGENCE IN PROVIDING THE SERVICES, AF SERVICES OR ANY AFFILIATE THEREOF
SHALL HAVE NO LIABILITY FOR DAMAGES IN CONNECTION WITH THIS AGREEMENT,
REGARDLESS OF THE FORM OF ACTION GIVING RISE TO SUCH LIABILITY (WHETHER UNDER
CONTRACT, TORT, STATUTORY OR OTHERWISE). TO THE EXTENT PERMITTED BY APPLICABLE
LAW AND NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER AF
SERVICES NOR ANY AFFILIATE THEREOF SHALL BE LIABLE FOR ANY INDIRECT, EXEMPLARY,
SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND, OR FOR ANY DAMAGES
RESULTING FROM LOSS OR INTERRUPTION OF BUSINESS, LOST DATA OR LOST PROFITS,
ARISING OUT OF OR RELATING TO THIS AGREEMENT, HOWEVER CAUSED, EVEN IF AF
SERVICES HAS BEEN ADVISED OF OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH
DAMAGES.

5.2 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, AF
SERVICES MAKES NO, AND DISCLAIMS ALL, WARRANTIES, EXPRESS OR IMPLIED, INCLUDING,
BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A
PARTICULAR PURPOSE AND NONINFRINGEMENT, WITH RESPECT TO THE SERVICES AND THE
PRODUCTS. AF SERVICES MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY,
SUITABILITY OR ADEQUACY OF THE SERVICES OR THE PRODUCTS FOR ANY PURPOSE OR USE.

5.3      Force Majeure.

(a) Definition. "Force Majeure Event" means any event or condition, not existing as of the date of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of AF Services, which prevents in whole or in material part the performance by AF Services of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, the following will constitute a Force Majeure Event: acts of state or governmental action, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion.

(b) Release of AF Services. Upon being affected by a Force Majeure Event and after notice to eCost, AF Services will be released without any liability on its part from the performance of its obligations under this Agreement, but only to the extent and only for the period that its performance of such obligations is prevented by such Force Majeure Event. Such notice must include a reasonable description of the nature and cause of the Force Majeure Event. AF Services will as soon as reasonably practical notify eCost at such time that it is no longer affected by the Force Majeure Event and is able to resume providing Services.

(c) Cover. eCost is entitled, following the occurrence of the Force Majeure
Event and the receipt of notice from AF Services in accordance with Section
5.3(b), to contract or provide for the performance of the Services or the procurement of Products otherwise performed by or procured from AF Services hereunder. Upon notice of termination of the Force Majeure Event, eCost shall consent to AF Services resuming performance of the Services and obligations hereunder.

5.4      Work Product.

5.4.1 Ownership. As used herein, the term "Work Product" means all materials, software, tools, data, inventions, works of authorship, documentation and other innovations of any kind, including, without limitation, any improvements or modifications to AF Services' proprietary computer software programs and related materials, that AF Services, or personnel working for or through AF
  Services, may make, conceive, develop or reduce to practice, alone or jointly with others, in the course of performing the Services or as a result of such
  Services, whether or not eligible for patent, copyright, trademark, trade secret or other legal protection. eCost agrees that all Work Product shall be the property of AF Services and hereby assigns all rights it may have in the
  Work Product and in all related patents, patent applications, copyrights, mask work rights, trademarks, trade secrets, rights of priority and other proprietary rights to AF Services. eCost acknowledges that AF Services, in its sole discretion, shall have the right to license the Work Product or any portion thereof, and/or incorporate the Work Product or any portion thereof into AF Services products, for use by other licensees or customers of AF
  Services. At AF Services' request and expense, eCost shall assist and cooperate with AF Services in all reasonable respects and shall execute documents, give testimony and take further acts as reasonably requested by AF
  Services to acquire, transfer, maintain and enforce patent, copyright, trademark, mask work, trade secret and other legal protection for the Work
  Product.

5.4.2 License of Work Product. Subject to eCost's performance of its obligations hereunder, AF Services hereby grants to eCost a worldwide, non-exclusive, non-transferable license to use, within eCost's enterprise only, the Work
  Product solely for eCost's internal business purposes. eCost shall not, without the written consent of AF Services: (a) decompile, disassemble or otherwise reverse engineer the Work Product or any portion thereof; or (b)
  rent, lease, sublicense, sell, transfer or otherwise grant rights in or to the
  Work Product (in whole or in part) to any third party in any form.

5.4.3 Reservation of Rights. Except as otherwise expressly provided herein, nothing in this Agreement shall be deemed to grant, directly or by implication, estoppel or otherwise, any right or license with respect to any technology or other intellectual property rights, and each party retains all right, title and interest in and to their respective technologies and other intellectual property rights.

ARTICLE VI

                            requests for information

         AF Services shall, at eCost's cost and expense, provide reasonable access to eCost to any documents, records, data or information reasonably requested by eCost concerning eCost or the Services provided or Product Sales made hereunder as soon as reasonably practicable after the receipt of a written request therefor from eCost or its authorized representatives. In addition, upon reasonable notice from eCost and at eCost's cost and expense, AF Services shall provide authorized representatives of eCost with reasonable access to the books and records maintained by AF Services that pertain to the Services provided or
Product Sales made hereunder.

ARTICLE VII

                                 confidentiality

         Each party shall hold, and shall cause its employees, accountants, attorneys and other authorized representatives to hold, in confidence, and shall otherwise not disclose to anyone other than each of their respective accountants, attorneys and other authorized representatives, together with such other individuals or organizations as may from time to time be authorized in writing by the other party or as may otherwise be required by any administrative body or required by law, all documents, records, data and information of each party ("Confidential Information") disclosed by such party to the other party in connection with the performance of this Agreement. Confidential Information shall not include information that (1) is already or otherwise becomes publicly available through no act of receiving party; (2) is lawfully received by receiving party from third parties subject to no restriction of disclosure; or
(3) can be shown by receiving party to have been independently developed by such party. Each party shall promptly notify the other party of any subpoena or other request or demand made to such party seeking documents, records, data or information concerning the other party or the Services provided hereunder, and shall resist production of any such materials consistent with its obligations pursuant to this Article. Neither party shall use the Confidential Information of the other party except to exercise its rights and perform its obligations hereunder.

ARTICLE VIII

                                  Miscellaneous

8.1 Further Assurances. AF Services and eCost agree, upon the reasonable request of the other, to execute, acknowledge and deliver any and all such further instruments, and to do and perform any and all such other acts as may be necessary or appropriate in order to carry out the intent and purposes of this
Agreement.

8.2 Waivers or Modifications. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party to be charged therewith. No written waiver shall excuse the performance of any act(s) other than those specifically referred to therein. A waiver of any breach by any party hereunder shall not constitute a waiver of any subsequent breach(es) by such party hereunder.

8.3 Governing Law. This Agreement shall be governed by the laws of the State of
California (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

8.4 Notices. Except as expressly otherwise provided herein, all notices, requests, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile transmission or mailed (certified or registered mail, postage prepaid, return receipt requested):

        If to AF Services, to:         AF Services, Inc.
                        2555 West 190th Street, Suite 204
                                       Torrance, California  90504
                                       Attention:  President
                                       Fax No.:  (310) 630-3462

        If to eCOST:                   eCOST.com, Inc.
                        2555 West 190th Street, Suite 106
                                       Torrance, California  90504
                       Attention: Chief Executive Officer
                                       Fax No.:  (310) 630-3578

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which hand delivered, upon transmission of the facsimile transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error, or on the third business day following the date on which so mailed, except for a notice of change of address, which shall be effective only upon receipt thereof.
In the case of a notice sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received. In no event shall the provision of notice pursuant to this Section 8.4 constitute notice for service of process.

8.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severed and this
Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.
Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

8.6 Entire Agreement. This Agreement, the Master Separation and Distribution
Agreement, the other Ancillary Agreements and the exhibits and schedules referenced or attached hereto and thereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of or by and between the parties hereto in respect of such subject matter and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

8.7 Assignment. Except to the extent expressly provided herein, neither party has the right to, directly or indirectly, in whole or in part, assign, delegate, convey or otherwise transfer, whether voluntarily, involuntarily or by operation of law, its rights and obligations under this Agreement, except with the prior written approval of the other party. Any such prohibited action will be null and void. Notwithstanding anything to the contrary in the foregoing, AF Services shall have the right to assign this Agreement without eCost's prior approval to any successor of AF Services in connection with a corporate reorganization.

8.8 Binding Agreement. This Agreement is binding upon, and inures to the benefit of, the parties and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties or their respective successors, any rights, remedies or liabilities under this Agreement.

8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

8.10 No Impairment of Rights. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                                          AF SERVICES, INC.

                                                          By:     /s/ Simon Abuyounes
                                                          Name:        Simon Abuyounes
                                                              Title:   President

                                                          ECOST.COM, INC.

                                                          By:    /s/ Adam W. Shaffer
                                                          Name:        Adam W. Shaffer
                                                              Title:   Chief Executive Officer

                                   SCHEDULE 1

eCost shall compensate AF Services for the following Services as follows:

o        Fulfillment Charge of $4.00 per shipment.
o        Shipping Expense (at cost)
o        Restocking Fee of 10% of cost.
o        Monthly Inventory Management Fee of $9,700